                                  FOURTH AMENDMENT
                    TO 1994 AMENDED AND RESTATED CREDIT AGREEMENT


               THIS FOURTH AMENDMENT TO 1994 AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 6, 1995, (the "Amendment" or "Fourth Amendment") is made by and between

               CULP, INC., a North Carolina corporation with its principal office in High Point, North Carolina (the "Borrower"); and

               FIRST UNION NATIONAL BANK OF NORTH CAROLINA, N.A., a national banking association, as Agent (the "Agent"); and

               FIRST UNION NATIONAL BANK OF NORTH CAROLINA, N.A., a national banking association ("First Union") and WACHOVIA BANK OF NORTH CAROLINA, N.A., a national banking association ("Wachovia" and collectively with First Union, the "Banks"), to the 1994 Amended and Restated Credit Agreement dated as of April 15, 1994 (as amended, modified, restated or supplemented from time to time, the "Loan Agreement"). All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Loan Agreement.


                                       RECITALS

               A. Pursuant to the Loan Agreement, the Banks have made available to the Borrower Term Loans in the aggregate principal amount of $44,000,000 evidenced by Term Notes of the Borrower in the aggregate principal amount of $44,000,000, and a Revolving Loan in the aggregate principal amount of $27,000,000 evidenced by Revolving Credit Notes of the Borrower in the aggregate principal amount of $27,000,000.

               B. The Borrower has requested that the Banks (i) modify certain terms and provisions of the Loan Agreement to permit a Subsidiary of the Borrower to purchase the stock of a Canadian corporation and to incur indebtedness in connection with such acquisition, (ii) modify certain terms and provisions of the Loan Agreement to permit the Borrower to guaranty the Subsidiary's indebtedness in connection with such acquisition, (iii) change and adjust certain covenants of the Loan Agreement, (iv) allow for the proceeds of the Loans made available by the Banks pursuant to the Loan Agreement to be used by the Subsidiary to make such acquisition and for a possible prepayment of indebtedness incurred in connection with the acquisition, (v) increase the aggregate amount of the Revolving Loan to $33,500,000 and (vi) make certain other conforming modifications to the Loan Agreement.

               C. The Borrower, the Agent and the Banks have agreed to amend the Loan Agreement as set forth herein.

                                STATEMENT OF AGREEMENT

               NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:


                                      ARTICLE I

                                      AMENDMENTS

          The Loan Agreement is hereby amended as follows:

               1.1. Definitions. Section 1 of the Loan Agreement is hereby amended by making the following changes:

               (a) Section 1.44 containing the definition of "Loan Documents" is hereby amended by adding the following sentence to the end of such section: "In addition, "Loan Documents" shall refer to any Interest Rate Agreement that may exist between the Borrower and any of the Banks."

               (b) Section 1.53 containing the definition of "Permitted Encumbrances" is hereby amended by deleting the word "and" at the end of clause (i), deleting the period at the end of clause (j) and inserting in its place "; and" and adding the following clause to the end of the section: "(k) liens on the assets of Canada or Rayonese granted to the former shareholders of Rayonese securing the Rayonese Note."

               (c) Section 1 is hereby amended by adding the following definitions:

                    1.6.1. "Canada" means 3096726 Canada Inc., a Canadian corporation and a wholly-owned Subsidiary of the Borrower.

                    1.16.1 "Consolidated Shareholders' Equity" of the Borrower and its Subsidiaries shall mean at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (on a consolidated basis and excluding intercompany items):

                    (i) the amount of issued and outstanding share capital, plus

                   (ii) the amount of additional paid-in capital, retained earnings (or, in the case of a deficit, minus the amount of such deficit).

                    1.39.1 "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency hedge agreement or other similar agreement or arrangement designed to protect the Borrower against fluctuations in interest rates or currency exchange rates, including, without limitation, any "swap agreement" as defined in 11 U.S.C. [section mark] 101(55).

                    1.56.1. "Rayonese" means Rayonese Textile Inc., a Canadian corporation.

                    1.56.2. "Rayonese Acquisition" means the acquisition of the stock of Rayonese by Canada pursuant of the Share Purchase Agreement dated as of December 22, 1994 between Canada and certain shareholders of Rayonese.

                    1.56.3. "Rayonese Note" means the promissory note or notes evidencing indebtedness of Canada to the former shareholders of Rayonese in partial payment for the stock of Rayonese purchased by Canada in the Rayonese Acquisition.

               1.2. Loans Evidenced by Revolving Credit Notes.

               (a) Section 4 of the Loan Agreement is hereby amended by deleting "$27,000,000" each time it appears in Section 4 and replacing it with "$33,500,000."

               (b) Section 4.4 is hereby amended by adding the following paragraph to the end of such section:

                    "(g) Notwithstanding the foregoing, the Bankers' Acceptances option described in this Section 4.4 shall be available to the Borrower only in the event that, and so long as, the ratio of Consolidated Funded Debt to Operating Cash Flow shall be no greater than 2.25 to 1.0."

               1.3. Facility Fee. Section 5 of the Loan Agreement is hereby amended by deleting "$81,000" each time it appears in
          Section 5 and replacing it with "100,500."

               1.4. Use of Proceeds. Section 6 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                    SECTION 6. Use of Proceeds.The proceeds of the Revolving Loans shall be used by the Borrower for Capital Expenditures, for normal working capital requirements, to finance the Rayonese Acquisition (including the possible prepayment of the Rayonese Note in accordance with its terms) and to repay from time to time Accepted Drafts.

                    The proceeds of the Term Loans, other than the proceeds made available by the Banks pursuant to the Third Amendment, shall be used by the Borrower to refinance and restructure existing indebtedness of the Borrower to First Union and Wachovia and for ongoing corporate purposes, and the additional Term Loan proceeds made available by the Banks pursuant to the Third Amendment shall be used, at such time or times as the Borrower may determine, to prepay in whole or in part certain subordinated indebtedness evidenced by a promissory note dated November 1, 1993 in the principal amount of $9,632,724 from the Borrower to Rossville Investments, Inc.

               1.5. Affirmative Covenants.Section 9 of the Loan Agreement is hereby amended as set forth below:

               (a) Section 9.16 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                    9.16. Shareholders' Equity. Maintain Consolidated Shareholders' Equity of not less than $67,500,000 from and after April 30, 1995 through that date which is one day prior to the last day of the Borrower's Fiscal Year ending in 1996; on the last day of the Borrower's Fiscal Year ending in 1996 and on the last day of each subsequent Fiscal Year of the Borrower (the "Computation Date") and continuing in each period from the applicable Computation Date through that date which is one day prior to the end of the next Fiscal Year, the Borrower shall maintain Consolidated Shareholders' Equity of not less than the previous period's required Consolidated Shareholders' Equity plus fifty percent (50%) of Net Income (excluding for purposes of this Section 9.16 any net loss) of the Borrower for the Fiscal Year ending on such Computation Date (hereinafter referred to as the "Required Shareholders' Equity"); provided, that in the event for any Computation Date the Borrower's Consolidated Shareholders' Equity on such Computation Date exceeds the Required Shareholders' Equity on such Computation Date by more than $4,000,000, the Required Shareholders' Equity shall be increased for the period beginning on such Computation Date to that amount which is $4,000,000 less than the Borrower's Consolidated Shareholders' Equity on such Computation Date.

               (b) Section 9.19 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                    9.19. Operating Cash Flow to Interest Expense. Maintain a ratio of (x) Operating Cash Flow less
                    Capital Expenditures for such period, to (y) Interest Expense for such period, of at least 2.0 to 1.0 for each Fiscal Quarter from the Fiscal Quarter ending April 30, 1995 through and including the Fiscal Quarter ending January, 1996; 2.5 to 1.0 for each Fiscal Quarter thereafter through and including the Fiscal Quarter ending October, 1996; and 3.0 to 1 for each Fiscal Quarter thereafter.

               (c) Section 9.20 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

                    9.20.   Consolidated Funded Debt to Total
                    Capitalization. Maintain a ratio of Consolidated Funded Debt to Total Capitalization not in excess of 1 to 1.67 (60%) for each Fiscal Quarter from the Fiscal Quarter ending April 1995 through and including the Fiscal Quarter ending October, 1995; 1 to 1.82 (55%) for each Fiscal Quarter from the Fiscal Quarter ending January, 1996 through and including the Fiscal Quarter ending October, 1996; and 1 to 2.0 (50%) for each Fiscal Quarter thereafter.

               1.6. Negative Covenants of the Borrower. Section 10 of the Loan Agreement is hereby amended as set forth below:

               (a) Section 10.2 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                    10.2. Guarantee. Guarantee, assume, endorse or otherwise become or remain directly or contingently liable in connection with the obligations of any other Person, excluding any Subsidiary, or permit any Subsidiary to guarantee, assume, endorse or otherwise become or remain directly or contingently liable in connection with the obligations of any other Person, excluding the Borrower, other than:

                      (i) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection;

                     (ii) guaranties by the Borrower or any of its Subsidiaries with respect to industrial revenue bonds and the obligations listed on Exhibit 6 hereof and any extensions, modifications, refinancings, refundings or replacements thereto or thereof;

                    (iii)  guaranties by the Borrower of the Rayonese Note;

                     (iv) guaranties of debts incurred by Globaltex LLC or Globaltex S.A. de C.V. in amounts that do not exceed $700,000 in the aggregate; and

                      (v) other guaranties not exceeding $750,000 in the aggregate.

               (b) Section 10.7 of the Loan Agreement is hereby amended by adding the following language at the end of the section:
          "provided, however, that the Borrower may make investments in and advances to Canada and Rayonese in an amount not to exceed $17,000,000, which shall be used to consummate the Rayonese Acquisition, to pay off debt of Rayonese, to purchase equipment to be used by Rayonese in its operations, to prepay the Rayonese
          Note if required in accordance with the terms of the Rayonese Note and to provide working capital to Canada and Rayonese."

               (c) Section 10.11 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                    10.11.    Prepayments.   Retire or prepay prior to its
                    stated maturity any Consolidated Funded Debt (other than (i) non interest-bearing purchase money obligations payable over a period of not to exceed two
                    (2) years, given to vendors of equipment, (ii) certain subordinated indebtedness evidenced by a promissory note dated December 14, 1994 in the principal amount of $1,000,000 payable by the Borrower to Rossville Investments, Inc., and (iii) certain indebtedness to be evidenced by the Rayonese Note as contemplated by the Rayonese Acquisition) having a term of repayment in excess of one year, including any renewals, other than indebtedness to either of the Banks arising hereunder or obligations under industrial revenue bonds, or pay rental obligations more than 30 days in advance of the time for payment called for in the lease.

               (d) Section 10.12 of the Loan Agreement is hereby amended by deleting the parenthetical phrase beginning in the second line of such section in its entirety and replacing it with the following: "(other than (1) indebtedness existing as of the date of this Agreement and any refinancings, refundings or extensions thereof, (2) the Rayonese Note, and (3) non interest-bearing purchase money obligations payable over a period not to exceed two years given to vendors of equipment)."

               1.7. Miscellaneous. Section 13.2 of the Loan Agreement is hereby amended by adding the following sentence to the end of such section:

               "Each Bank further agrees that, after the occurrence of an Event of Default and acceleration pursuant to Section 11.2 hereof, proceeds from any property securing the Loans shall be applied pro rata to the indebtedness (if any) owing to each Bank under Interest Rate Agreements between Borrower and such Bank only at such time after all of the principal and interest with respect to the Notes and other amounts due to each Bank hereunder (including, without limitation, those due under Section 4.4 hereof) shall have been paid in full."

               1.8. Annex I. Annex I to the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with a new Annex I in the form of Annex I attached hereto.

               1.9. Exhibits. Exhibits 2-A, 2-B and 3 of the Loan Agreement are hereby amended by deleting each exhibit in its entirety and replacing them with new Exhibits 2-A, 2-B and 3 in the form of Exhibits 2-A, 2-B and 3 attached hereto. Exhibit 5 of the Loan Agreement is deleted and will be replaced by a form of quarterly officers certificate in form and substance to be agreed upon by the Borrower and the Banks, which shall be designed to set forth the calculation of financial information required to be reported by the Borrower to the Banks and to demonstrate the Borrower's compliance with the financial covenants set forth in the Loan Agreement.

                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES

               The Borrower hereby represents and warrants that:

               2.1. Compliance with Loan Agreement. As of the execution of this Amendment, the Borrower and each of its Subsidiaries are, and upon the closing of the Rayonese Acquisition will be, in compliance with all terms and provisions set forth in the Loan Agreement to be observed or performed, except where the failure of the Borrower and each of its Subsidiaries to comply has been waived in writing by the Agent and the Banks.

               2.2. Representations in Loan Agreement. The representations and warranties of the Borrower set forth in the Loan Agreement are true and correct in all material respects except (a) to the extent that such representations and warranties relate solely to or are specifically expressed as of a particular date or period which has passed or expired as of the date hereof,
          (b) as may have been disclosed in writing by the Borrower to the Banks prior to the date hereof, and (c) any changes in the nature of the Borrower's business that have occurred since the date of the Loan Agreement that would render any such representation or warranty inaccurate or incomplete, so long as such changes (i) have occurred in the ordinary course of the Borrower's business and have not had, and will not have, a material adverse effect on the business, prospects or condition (financial or otherwise) of the Borrower, (ii) have been consented to in writing by the Banks, or (iii) are expressly permitted by the Loan Agreement, as amended.

               2.3. No Event of Default. No Event of Default, nor any event that upon notice, lapse of time or both would become an Event of

          Default is continuing other than those, if any, waived in writing by the Agent and the Banks.


                                     ARTICLE III

                    MODIFICATION OF LOAN DOCUMENTS AND CONDITIONS

               3.1. Loan Documents. The other Loan Documents, as defined in the Loan Agreement, are amended as follows:

               Any individual or collective reference to any of the Loan Documents in any of the other Loan Documents to which the Borrower or any of its Subsidiaries is a party shall mean, unless otherwise specifically provided, such Loan Document as amended by this Fourth Amendment to 1994 Amended and Restated Credit Agreement, and as it is further amended, restated, supplemented or modified from time to time and any substitute or replacement therefor or renewals thereof, including without limitation, all references to the Loan Agreement, which shall mean the Loan Agreement as amended hereby and as further amended from time to time.

               3.2. Conditions. The effectiveness of this Amendment is conditioned upon payment by the Borrower to the Agent for the ratable benefit of the Banks, of an amendment fee in the amount of $25,000 and an additional facility fee in the amount of $2,167.

                                      ARTICLE IV

                                       GENERAL

               4.1. Full Force and Effect. As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Loan Agreement, "hereinafter," "hereto," "hereof," and words of similar import shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.


               4.2. Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.

               4.3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

               4.4. Further Assurance. The Borrower shall execute and deliver to the Agent and the Banks such documents, certificates and opinions as the Agent may reasonably request to effect the amendment contemplated by this Amendment.

               4.5. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

               4.6. Valid Amendment. The parties acknowledge that this Amendment complies in all respects with Section 13.1 of the Loan Agreement, which sets forth the requirements for amendments thereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers to be effective as of the date first above written.


                                   FIRST UNION NATIONAL BANK OF NORTH
                                   CAROLINA, N.A., individually and as
                                   Agent


                                   By:    /s/ Kent L. Phillips
                                   Title: Vice President


                                   WACHOVIA BANK OF NORTH CAROLINA, N.A.


                                   By:    /s/ Pete T. Callahan
                                   Title: Vice President



                                   CULP, INC.


                                   By:    /s/ Franklin N. Saxon
                                   Title: Vice President and Chief
                                            Financial Officer

                                       Annex I




                                Commitment Amount   Commitment Amount        Percentage of
           Name of Banks           Term Loans        Revolving Loans     Aggregate Commitments


      First Union National           $26,400,000         $20,100,000               60.0%
        Bank of North Carolina
      209 North Main Street
      High Point, NC  27260

      Wachovia Bank of North         $17,600,000         $13,400,000               40.0%
        Carolina, N.A.
      200 North Main Street
      Post Office Box 631
      High Point, NC  27261

                                                                Exhibit 2-A


                  SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE


          $20,100,000                            High Point, North Carolina
                                                              March 6, 1995

               FOR VALUE RECEIVED, CULP, INC,, a North Carolina corporation (herein called the "Borrower") , promises to pay to the order of FIRST UNION NATIONAL BANK OF NORTH CAROLINA (the "Bank"), or order, on the Revolving Loan Termination Date (as defined in the 1994 Amended and Restated Credit Agreement dated as of April 15, 1994 between the Borrower, the Bank (for itself and as Agent) and Wachovia Bank of North Carolina, N.A. (as amended, restated, modified or supplemented, the "Credit Agreement")), at the office of FIRST UNION NATIONAL BANK OF NORTH CAROLINA, High Point, North Carolina, in lawful money of the United States of America, the principal amount of Twenty Million One Hundred Thousand and No/100 Dollars ($20,100,000). This Revolving Credit Note shall bear interest on the outstanding principal balance from time to time as provided in the Credit Agreement and interest shall be payable at the times set forth in the Credit Agreement.

               Notwithstanding the foregoing, the Borrower shall be liable for payment to the Bank only for such principal amount of the First Union Revolving Loan (as defined in the Credit Agreement) as is outstanding, together with interest at the rate per annum as aforesaid on the principal amount outstanding from the date of advance.

               This Note is the First Union Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part as provided therein. Capitalized terms used herein without definition have the meanings specified in the Credit Agreement.

               Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, or in any other document or instrument delivered in connection therewith, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Credit Agreement.

               In the event the indebtedness evidenced or secured hereby be collected by or through an attorney at law after maturity, the holder shall be entitled to collect reasonable attorneys' fees. Demand, presentment, protest, notice of protest, and notice of dishonor are hereby waived by all parties bound hereon.


          [CORPORATE SEAL]              CULP, INC.

          ATTEST:                       By:  _________________________
                                             ________ President
          ______________________
          Secretary

                                                                Exhibit 2-B


                  SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE


          $13,400,000                            High Point, North Carolina
                                                              March 6, 1995

               FOR VALUE RECEIVED, CULP, INC,, a North Carolina corporation (herein called the "Borrower") , promises to pay to the order of WACHOVIA BANK OF NORTH CAROLINA, N.A. (the "Bank"), or order, on the Revolving Loan Termination Date (as defined in the 1994 Amended and Restated Credit Agreement dated as of April 15, 1994 between the Borrower, the Bank and First Union National Bank of North Carolina (for itself and as Agent) (as amended, restated, modified or supplemented, the "Credit Agreement")), at the office of FIRST UNION NATIONAL BANK OF NORTH CAROLINA (as the Bank's Agent and for the benefit of the Bank), High Point, North Carolina, in lawful money of the United States of America, the principal amount of Thirteen Million Four Hundred Thousand and No/100 Dollars ($13,400,000). This Revolving Credit Note shall bear interest on the outstanding principal balance from time to time as provided in the Credit Agreement and interest shall be payable at the times set forth in the Credit Agreement.

               Notwithstanding the foregoing, the Borrower shall be liable for payment to the Bank only for such principal amount of the Wachovia Revolving Loan (as defined in the Credit Agreement) as is outstanding, together with interest at the rate per annum as aforesaid on the principal amount outstanding from the date of advance.

               This Note is the Wachovia Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part as provided therein. Capitalized terms used herein without definition have the meanings specified in the Credit Agreement.

               Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, or in any other document or instrument delivered in connection therewith, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Credit Agreement.

               In the event the indebtedness evidenced or secured hereby be collected by or through an attorney at law after maturity, the holder shall be entitled to collect reasonable attorneys' fees. Demand, presentment, protest, notice of protest, and notice of dishonor are hereby waived by all parties bound hereon.

          [CORPORATE SEAL]              CULP, INC.

          ATTEST:                       By:  _________________________
                                             ________President
          ______________________
          Secretary

                                                                  Exhibit 3


                                     SUBSIDIARIES


          1.   Culp International, Inc.

          2.   Guilford Printers, Inc.

          3.   3096726 Canada Inc.

          4.   Rayonese Textile Inc.